Exhibit 99.1

Kaya Holdings, Inc. “The Sacred Mushroom™” Psilocybin Treatment Center Begins Accepting Appointments

Ft. Lauderdale, FL., June 04, 2024:  Kaya Holdings, Inc., ("KAYS" or the "Company") (OTCQB:KAYS) announced today that its majority owned subsidiary, Fifth Dimension Therapeutics, Inc. has begun accepting appointments at its The Sacred Mushroom™ (“TSM”) Psilocybin Treatment center in Portland, Oregon.

The Sacred Mushroom
psilocybin exploration company

Oregon's premier psilocybin center.

The ultimate setting – 11,000 square feet of facility for you to explore as you journey.

Come Explore with us!

Now welcoming inquiries and taking appointments

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The Sacred Mushroom

321 Northwest Glisan Street 7th Floor, Portland, OR, USA

Copyright © 2024 The Sacred Mushroom - All Rights Reserved.

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To find out more information or make an appointment please access our web page by clicking on the above image or go to https://thesacredmushroompdx.com.

You may also email info@tsmpdx.com

The Sacred Mushroom™ has been purposely designed to provide all TSM guests with the opportunity to fully experience the transformative potential of the psychedelic journey.

Individuals journeying at TSM can customize their experience through TSM’s proprietary “Synergy by Design”, offering tailored sights, sounds, and smells. The facility also offers journey-enhancing activities such as art expression, body, movement, and journaling.

Groups journeying at TSM are offered the entire facility to enhance group and individual experiences. The Sacred Mushroom™ has groups for a wide range of mental health disorders including PTSD, anxiety, trauma, and addictions. The facility also offers group opportunities for corporate events and private groups for those seeking to explore psychedelics as a mind-expanding journey.

View from The Sacred Mushroom™ - Mount Hood can be seen above the Portland, Oregon skyline from our 11,000 square foot, 7th Floor Facility

“The TSM facility has been designed with great respect for the power of psilocybin mushrooms”, states KAYS CEO Craig Frank. “The opportunity these mushrooms provide for deeper understandings, personal transformation, greater inner peace, relief from mental disorder, and sheer wonderment, demand we provide all guests with the facility that draws out and enhances these incredible moments. We are extraordinarily proud of The Sacred Mushroom™, the facility, the journey opportunities, and the follow-up we provide”.

Recent university medical studies have shown psilocybin treatments to be a potentially effective treatment path for people suffering from trauma, PTSD, depression, and other hard to treat mental health conditions. According to Precedence Research, the U.S. behavioral health market was more than $83 billion in 2022 and is expected to exceed $136 billion by 2032.

“Completion of the first “The Sacred Mushroom™” Psilocybin Treatment Facility is an important milestone for KAYS”, said David Jones, KAYS Senior Advisor for Business Development and Financial Operations. “Wall Street has taken notice of the need for Psychedelic Medicine as an alternative approach for treating mental health disorders, and KAYS intends to secure its place in the value chain through the opening its Psychedelic Treatment Centers.”

KAYS Shareholders and Other Interested Parties – Please Update Your Contact Information:

We routinely receive calls and emails from shareholders and other interested parties seeking an update on our operations. We are asking all KAYS shareholders and interested parties to email us and confirm their contact info. Please email info@kayaholdings.com with "KAYS shareholder update" in the subject line and include your name, address, phone number and number of shares you own so that we can make sure you receive all updates and respond to inquiries. If you would like to speak to someone at the Company, please call or text 954-480-1270 and someone will get right back to you.

About Kaya Holdings, Inc. (www.kayaholdings.com)

Kaya Holdings, Inc is a "mind care" company with operations in the emerging psilocybin sector and in medical/recreational cannabis. KAYS is a fully reporting, US-based publicly traded company, listed for trading on the OTCQB market under the symbol KAYS.

In 2014 KAYS became the first US public company to own and operate a medical cannabis dispensary (in Portland, Oregon). Today, KAYS has interests in three cannabis licenses (1 in Portland Oregon, USA and 2 in Greece). Resuming its role as innovator and trend setter, the Company is again breaking ground in the United States with The Sacred Mushroom™ psychedelic treatment centers through its majority owned subsidiary, Fifth Dimension Therapeutics, Inc. ("FDT").

KAYS subsidiaries include:

Fifth Dimension Therapeutics, Inc. serves as the Company's operating branch in the psychedelic treatment sector, including operation of mushroom cultivation facilities and The Sacred Mushroom™ treatment centers.

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Marijuana Holdings Americas, Inc. owns the Kaya Shack™ brand of licensed medical and recreational marijuana stores and the Kaya Farms™ brand of cannabis production and processing operations in the United States.

Kaya Brands International, Inc., serves as the vehicle for the Company's non-U.S. operations including cultivation activities under development in Greece and Israel.

Kaya Brands USA, Inc. owns a wide range of proprietary brands of cannabis extracts, oils, pre-rolls, topicals, edibles and beverages, cannaceuticals and related accessories.

Important Disclosure

KAYS is planning execution of its stated business objectives in accordance with current understanding of state and local laws and federal enforcement policies and priorities as it relates to psychedelics and cannabis. Potential investors and shareholders are cautioned that KAYS and subsidiaries including FDT will obtain advice of counsel prior to actualizing any portion of their business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana and psychedelic products, engaging in said activities or acquiring existing production/sales operations). Advice of counsel with regard to specific activities of KAYS, federal, state, or local legal action or changes in federal government policy and/or state and local laws may adversely affect business operations and shareholder value. Additionally, the launch of The Sacred Mushroom™ Psilocybin Treatment Center is dependent on receipt of final financing from our investors.

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

W. David Jones

954-480-1270